Exhibit 99.2

Kodak Comments on Completion of Special Committee Independent Review

Announces intent to thoroughly review and expeditiously implement measures and recommendations

Rochester, N.Y., September 15, 2020 - Eastman Kodak Company (NYSE: KODK, the “Company” or “Kodak”) today confirmed its receipt and acceptance of the findings and recommendations of the review conducted by the special committee of independent directors of the Board (“the Special Committee”) regarding activity by the Company and related parties in connection with the announcement of a potential loan by the U.S. International Development Finance Corporation (“DFC”) to support the launch of Kodak Pharmaceuticals.

The Company intends to review and implement the Committee’s recommended measures, as detailed in the Committee’s report (https://www.kodak.com/content/products-brochures/Company/Report-to-the-Special-Committee-09.15.2020.pdf).  In addition, the Company continues to assist with all other inquiries on these matters.

Commenting on the review, Kodak Executive Chairman and Chief Executive Officer Jim Continenza said:

“The Board and I are grateful for the diligence and care that was taken by the Special Committee and by its counsel to perform such a thorough independent review. Kodak is committed to the highest levels of governance and transparency, and it is clear from the review’s findings that we need to take action to strengthen our practices, policies, and procedures.  Expeditiously implementing these recommended measures will be critical as we continue to execute on our long-term strategy and transform our business for the future.”

About Kodak

Kodak is a global technology company focused on print and advanced materials & chemicals. We provide industry-leading hardware, software, consumables and services primarily to customers in commercial print, packaging, publishing, manufacturing and entertainment. We are committed to environmental stewardship and ongoing leadership in developing sustainable solutions. Our broad portfolio of superior products, responsive support and world-class R&D make Kodak solutions a smart investment for customers looking to improve their profitability and drive growth. For additional information on Kodak, visit us at www.kodak.com follow us on Twitter https://twitter.com/kodak, engage with us on LinkedIn https://www.linkedin.com/showcase/kodakprint or like us on Facebook at https://www.facebook.com/kodak.

Media Contact:

Arielle Patrick

Arielle.Patrick@edelman.com

Investor Contact:

Paul Dils

Kodak Investor Relations

shareholderservices@kodak.com

+1 585-724-4053